UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

DUBLI, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Town Center Circle, Suite 601

Boca Raton, FL 33486
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 417-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On December 12, 2012, the audit committee of the board of directors of Dubli, Inc. (the “Company”), in consultation with the Company’s auditors, Cherry Bekaert & Holland, LLP, determined that the Company’s Consolidated Statements of Operations for the year ended September 30, 2011, and for each of the three quarters ended December 31, 2011, March 31, 2012 and June 30, 2012 (collectively, the “Financial Statements”) should not be relied upon because the Company needs to revise its presentation of revenue from a gross to a net presentation for the sales of its proprietary electronic gift cards.

The Company will be amending its Securities and Exchange Commission reports containing the Financial Statements in order to restate revenues from the sales of its electronic gift cards sold and the DubLi credits used on its Xpress auction to be net of the related cost of the gift cards. Historically, the Company has reported the gross amount of the gift card sold plus the Dubli credits used in the auction as revenue and the face value of the gift card delivered to the customer was reported and a direct cost of revenue. However, on December 12, 2012, the audit committee concluded that a presentation of the net revenue after deducting the face value of the gift card sold was a more appropriate accounting treatment under Generally Accepted Accounting Principles. The Financial Statements will be restated to show the net amount of revenue after deducting the face value of the gift card sold.

The effect of the correction to the Financial Statements will result in a reduction of previously reported revenue and a corresponding reduction in the direct cost of revenue in those periods. However, the change in presentation will have no effect on the Company’s financial position, results of operations or cash flows or any per share amounts for any period presented in the Financial Statements.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DubLi, Inc.
(Registrant)

Date: December 18, 2012
	By:	/s/ Michael Hansen
Michael Hansen
Chief Executive Officer